EXHIBIT INDEX


(d)(2) Investment Management and Services Agreement between Registrant and American Express Financial Corporation, dated June 3, 2002.

(d)(4) Investment Subadvisory Agreement between American Express Financial Corporation and Wellington Management Company, LLP dated
         April 10, 2002.

(g)(4) Custodian Agreement Amendment dated January 31, 2002, between American Express Trust Company and The Bank of New York.

(h)(2) Administrative Services Agreement Amendment between AXP Discovery Fund, Inc. and American Express Financial Corporation, dated June 3, 2002.

(i) Opinion and consent of counsel, as to the legality of the securities being registered.

(j)      Consent of Independent Auditors.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 9, 2002.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Sept. 17, 2002.